Exhibit 99.1

CALGARY, AB--(Marketwire - Apr 1, 2013) - Petrosonic Energy, Inc. (OTCQB: PSON), an emerging leader in heavy oil upgrading and related technologies, announced today the addition of Alfred Fischer to the Board of Directors.

Alfred Fischer is currently the CEO, Founder and Principal of Quadrise Canada Corporation and Optimal Resources Inc. and has over 38 years experience in the oil and gas industry in Canada and internationally. Mr. Fischer first entered the industry with Gulf Canada Resources Limited as an Exploration Geologist. Over the next 22 years he assumed increasing levels of management responsibility in Gulf Canada. From 1988 to 1991, Mr. Fischer served as Manager, International Development, responsible for exploitation and production in Indonesia, Egypt, and Australia offshore. In 1995 Mr. Fischer became Director, Mergers and Acquisitions and was involved in over $2.2 billion of North American corporate and property acquisitions. In late 1996 Mr. Fischer formed his own consulting firm to continue mergers and acquisitions activities, and specialized in providing senior management and operating services to the petroleum industry. In 2003, Mr. Fischer co-founded Quadrise Canada Corporation with the express purpose of providing fuel services to the heavy oil and bitumen industry in Canada.

"I am pleased to have the opportunity to help bring Petrosonic Energy and its Sonoprocess™ into the heavy oil marketplace," stated Mr. Fischer. "Heavy oil presents a large and mostly untapped market which represents a significant opportunity for Petrosonic Energy. I believe that technology is going to play a huge part in the aggressive growth of heavy oil's refinement and transport and that Petrosonic's technology will prove to be an innovative addition to the heavy oil energy sector.

"Mr. Fischer is a great addition to the Petrosonic Energy team," said Art Agolli, Chief Executive Officer of Petrosonic. "Alfred has a proven track record in the oil industry and has been involved with some key innovative heavy oil technologies and their commercialization globally. We are delighted to have Mr. Fischer be a part of Petrosonic Energy Inc. and know his assistance in furthering Sonoprocess™ will be invaluable."

About Petrosonic Energy, Inc.

Petrosonic Energy, Inc. is in business to deliver innovative technologies to the energy sector. The primary focus is to provide technologies, which upgrade heavy oil economically and in an environmentally friendly manner. The Company's patented Sonoprocess™ uses cleantech sonic energy to de-asphalt heavy oil at much smaller scale and lower capital costs than conventional upgraders and without the use of water or release of emissions in the atmosphere.

Forward-Looking Statements Disclosure

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

Contact:

Petrosonic Investor Relations
ir@petrosonic.net
Tel: (855) 626-3317
www.petrosonic.net